Exhibit 23.1

CONSENT OF MCGLADREY LLP

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements pertaining to the 1991 Stock Option Plan and related amendment (Form S-8 No. 33-46890 and S-8/A No. 333-60438), the 2001 Stock Option Plan (Form S-8 No. 333-76102), the 2005 Non-Statutory Stock Option Plan and related amendments (Form S-8 No. 333-127447, S-8 No. 333-139737 and S-8 No. 333-161259), the 2010 Equity Incentive Plan (Form S-8 No. 333-174250) and the Registration Statement (Form S-3 No. 333-174247) of Technical Communications Corporation of our report dated December 21, 2012, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Technical Communications Corporation for the year ended September 29, 2012.

/s/ McGladrey LLP

Boston, Massachusetts

December 21, 2012